Exhibit 10.1
MANAGEMENT CONTINUITY AGREEMENT

THIS AGREEMENT dated as of this 10th day of February, 2014 between Todd L. Anderson (the "Executive") and EnPro Industries, Inc., a North Carolina corporation (the "Company").

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel in the event there is, or is threatened, a change in control of the Company; and

WHEREAS, the Company recognizes that the uncertainty and questions which may arise among key management in connection with the possibility of a change in control may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Company desires to provide certain protection to Executive in the event of a change in control of the Company as set forth in this Agreement in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change in control of the Company;

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

1.    Term. The "Term" of this Agreement shall mean the period commencing on the Effective Date and ending twenty-four (24) months after such date; provided, however, that commencing on the date twenty-four (24) months after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Term shall be automatically extended for one additional year, unless at least ninety (90) days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended.

2.    Period of Employment. Executive's "Period of Employment" shall commence on the date on which a Change in Control occurs during the Term and shall end on the date that is twenty-four (24) months after the date on which such Change in Control occurs (subject to the provisions of Section 20 below pursuant to which the Period of Employment may be deemed to have commenced prior to the date of a Change in Control in certain circumstances).

3.    Certain Definitions. For purposes of this Agreement:

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean Executive's termination of employment with the Company due to (A) the willful and continued failure by Executive to substantially perform Executive's duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, and after Executive has been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct Executive's performance, (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) Executive’s willful receipt of an improper personal benefit that demonstrably injures the Company, (E) Executive’s willful and material violation of the Company’s written policies after being provided written notice of such violation and a Cure Period of at least thirty (30) days, and (F) failure to resign as an officer or director position following Notice of Termination. For purposes hereof, no act, or failure to act, on Executive's part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clauses (A) and (E) (including the expiration of the Cure Period without the correction of Executive's performance), or clauses (B) or (D) above and specifying the particulars thereof in detail.

"Change in Control" shall mean:
(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (ii) individuals who, as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or (iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

"Date of Termination" is as defined in Section 8 below.

“Effective Date” means the date of execution of this Agreement.

"Good Reason" shall mean:
(i)    without Executive's express written consent, (A) a material diminution in Executive’s authority, duties or responsibilities; (B) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive reports, (C) a material diminution in the budget over which the Executive has authority; (D) a material diminution of Executive’s base salary; (E) a material change in the annual or long-term incentive plan in which Executive currently participates such that Executive's opportunity to earn incentive compensation is materially impaired; (F) a material reduction, in the aggregate, of the benefit plans and programs in which Executive participates; (G) a substantial and material increase in Executive's obligation to travel on the Company's business over Executive's present business travel obligations; (H) a material change in the geographic location at which Executive provides services to the Company, provided that such change shall be more than fifty (50) miles from such location; (I) the material breach of this Agreement by the Company; (J) the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Section 11 hereof; or (K) any purported termination of Executive's employment during the Period of Employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7 hereof, provided that (ii) Executive provides notice to the Company of the existence of such condition within ninety (90) days of the condition first occurring, (ii) the Company has been provided a period of thirty (30) days to cure the condition and (iii) Executive terminates his or her employment within two (2) years following the initial existence of such condition.

"Incapacity Discharge" means Executive's termination of employment with the Company if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties with the Company on a full-time basis for one-hundred twenty (120) consecutive business days, and within thirty (30) days after a written Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

"Mandatory Retirement Date" shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company's pension, profit-sharing, and deferred compensation plans, are exempt from, the provisions of the Age Discrimination in

Employment Act, 29 U.S.C. Sections 621, et seq., which date shall not in any event be earlier for any executive than the last day of the month in which such Executive reaches age 65.

"Notice of Termination" is as defined in Section 7 below.

"Payment Period" shall mean twenty-four (24) months, provided that the Payment Period shall not exceed the number of whole calendar months between the Executive's Date of Termination and Mandatory Retirement Date (if applicable).

4.    Compensation During Period of Employment. For so long during Executive's Period of Employment as Executive is an employee of the Company, the Company shall be obligated to compensate Executive as follows:

(a)    Executive shall continue to receive Executive's full base salary at the rate in effect immediately prior to the Change in Control.

(b)     Executive shall continue to participate in all benefit and compensation plans (including but not limited to the Equity Compensation Plan, Long-Term Incentive Plan (“LTIP”), Annual Performance Plan, Executive Life Insurance Program, Deferred Compensation Plan, 401(K) plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan) in which Executive was participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels comparable to those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;

(c)    Executive shall continue to receive fringe benefits, perquisites, and similar arrangements that are substantially similar to those that Executive was entitled to receive immediately prior to the Change in Control; and

(d)    Executive shall continue to receive annually the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control.

5.    Compensation Upon Termination of Employment. The following provisions set forth the benefits that may become payable to Executive upon termination of employment with the Company during the Period of Employment in accordance with, and subject to, the provisions of Sections 5(g), 6 and 20 below:

(a)    By not later than the fifth business day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of the following:

(i) any base salary that is earned but unpaid as of the Date of Termination;

(ii) a pro rata portion of the "target incentive amount" under the Annual Performance Plan for the calendar year in which the Date of Termination occurs (based on the number of calendar days in such calendar year completed through the Date of Termination); and

(iii) a pro rata portion of the "calculated market value" of the Performance Shares, if any, awarded to Executive under the LTIP for each Plan Cycle under the LTIP that has not been completed as of the Date of Termination, determined as follows:

(A) The performance for each such Plan Cycle under the applicable LTIP award agreement shall be determined based on (x) for any completed calendar year of the Plan Cycle as of the Date of Termination, actual performance for the calendar year, (y) for the calendar year in which the Date of Termination occurs if at least one calendar quarter has been completed during such calendar year, the greater of target performance for the calendar year or actual performance for the completed calendar quarter(s) for the calendar year annualized for the year, and (z) for any other calendar years of the Plan Cycle, target performance for the calendar year.

(B) The number of Performance Shares for each such Plan Cycle shall be adjusted in accordance with the formula set forth in the applicable LTIP award agreement based on the performance for the Plan Cycle determined under paragraph (A) above.

(C) The pro rata portion of the "calculated market value" of the number of Performance Shares adjusted in accordance with paragraph (B) above shall be based on the number of calendar days in the Plan Cycle completed through the Date of Termination.

Section 5(c) below sets for the method for determining the "target incentive amount" under the Annual Performance Plan and the "calculated market value" of Performance Shares under the LTIP. Any amounts payable under Sections 5(a)(ii) or (iii) above shall be offset dollar-for-dollar by any pro rata payments otherwise provided for under the Annual Performance Plan or the LTIP.

(b)    In lieu of any salary payments that Executive would have received if Executive had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive in a lump sum, by not later than the fifth business day following the Date of Termination, an amount equal to one-twelfth of Executive's annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.

(c)    By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of:

(i) under the Annual Performance Plan (and in lieu of any further awards under the Annual Performance Plan that Executive would have received if Executive had continued in the employment of the Company during the Payment Period), the number of months in the Payment Period multiplied by the greatest of one-twelfth of: (A) the amount most recently paid to Executive for a full calendar year; (B) Executive's "target incentive amount" for the calendar year in which his or her Date of Termination occurs; or (C) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs; plus, if applicable,

(ii) under the LTIP (and in lieu of any further grants under the LTIP that Executive would have received if Executive had continued in the employment of the Company during the Payment Period), sixteen (16) multiplied by the greatest of: (A) one-twelfth of the "calculated market value" of the Performance Shares awarded Executive (including the value of any Performance Shares Executive may have elected to defer under the Deferred Compensation Plan) with respect to the most recently completed Plan Cycle as of the Date of Termination; (B) one-twelfth of the “calculated market value” of the Performance Shares awarded to Executive with respect to the most recently completed Plan Cycle under the LTIP prior to the Date of Termination; or (C) one-twelfth of the "calculated market value"

of the Performance Shares, if any, awarded to Executive, with respect to the most recently commenced Plan Cycle prior to the date of the occurrence of the Change in Control.

For purposes of this Section 5, Executive's "target incentive amount" under the Annual Performance Plan for a given calendar year (i.e., the calendar year in which the Date of Termination occurs or the Change in Control occurs, as applicable) is determined by multiplying (i) Executive's annualized total gross base salary for the calendar year by (ii) the incentive target percentage which is applicable to Executive's incentive category under the Annual Performance Plan for the calendar year. For purposes of this Section 5, the "calculated market value" of each Performance Share actually awarded upon completion of a Plan Cycle, Performance Share deferred under the Deferred Compensation Plan or Performance Share or phantom Performance Share granted under the LTIP shall be the mean of the high and low prices of the Company's common stock on the relevant date as reported on the New York Stock Exchange Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which a sale was made multiplied by the number of shares involved in the calculation. The relevant date for Section 5(a)(iii) and clauses 5(c)(ii)(B) and 5(c)(ii)(C) is the date upon which the Compensation Committee ("Committee") of the Board of Directors awarded the Performance Shares in question; for clause 5(c)(ii)(A) the relevant date is the date on which the Committee made a determination of attainment of financial objectives and awarded Performance Shares (including any Performance Shares Executive may have elected to defer under the Deferred Compensation Plan).

Any payments received pursuant to Sections 5(c)(i) or (ii) above shall be in addition to, and not in lieu of, any payments required to be made to Executive as the result of the happening of an event that would constitute a change in control pursuant to the provisions of the Annual Performance Plan or LTIP, as applicable.

(d)    By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of:

(i)    If Executive is under age 55, or over the age of 55 but not eligible to retire, at the Date of Termination the present value of all health and welfare benefits the Executive would have been entitled to had the Executive continued as an employee of the Company during the Payment Period and been entitled to or participated in the same health and welfare benefits during the Payment Period as immediately prior to the Date of Termination plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax lump sum payment the Executive receives pursuant to this provision to be equal to the aggregate after-tax value of the benefits which Executive would have received if Executive continued to receive such benefits as an employee; or

(ii)    If Executive is age 55 or over and eligible to retire on the Date of Termination, the present value of the health and welfare benefits to which Executive would have been entitled under the Company’s general retirement policies if Executive retired on the Date of Termination with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of Executive’s actual age on the Date of Termination, provided such lump sum value would be at least equal to the lump sum value of the benefits which would have been payable if Executive had been eligible to retire and had retired immediately prior to the Change in Control.

(e)    The Company shall, in addition to the benefits to which Executive is entitled under the retirement plans or programs sponsored by the Company or its affiliates in which Executive participates (including without limitation any Supplemental Executive Retirement Plan in which Executive participates, if applicable), pay Executive in a lump sum in cash by no later than the fifth day following the Date of Termination an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs had Executive accumulated additional years of continuous service under such plans equal in length to Executive's Payment Period. The length of the Payment Period will be added to total years of continuous service for determining vesting, the amount of benefit accrual, to the age which Executive will be considered to be for the purposes of determining eligibility for normal or early retirement calculations and the age used for determining the amount of any actuarial reduction. For the purposes of calculating the additional benefit accrual under this paragraph, the amount of compensation Executive will be deemed to have received during each month of Executive's Payment Period shall be equal to the sum of Executive's annual base salary prorated on a monthly basis as provided for under Section 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Company's Annual Performance Plan the greatest of one-twelfth of:

(i) the amount most recently paid to Executive for a full calendar year,

(ii) Executive's "target incentive amount" for the calendar year in which Executive's Date of Termination occurs, or

(iii) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs. Attached as Exhibit 1 is an illustration, not intending to be exhaustive, of examples of how inclusion of the Payment Period may affect the calculation of Executive's retirement benefit.

(f)    In no event shall any amount payable to Executive described in this Section 5 be considered compensation or earnings under any pension, savings or other retirement plan of the Company.

(g)    Provided, however, and notwithstanding any provision herein to the contrary, any and all payments, other than payments made pursuant to Section 5(a)(i) hereof, are conditioned upon and subject to Executive’s execution of a general waiver and release of all claims against the Company, its affiliates, and each of their officers, directors, employees and agents (except for claims arising under the Company’s benefit plans or from the continuing obligation of the Company to indemnify Executive), such release becoming effective by the 90th day following the Executive’s Date of Termination. Such payments will commence the day following the date the release becomes effective, provided that if the 90-day period spans two calendar years, the payments will commence in the second calendar year.

6.    Termination.

(a)    Termination Without Compensation. If Executive's employment is terminated for any of the following reasons, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Section 5:

(i) If, prior to the commencement of the Period of Employment, Executive's employment with the Company is terminated at any time for any reason, including without limitation due to (A) Executive's death, (B) an Incapacity Discharge, (C) a termination initiated by the Company with or without Cause or (D) resignation, retirement or other termination initiated by Executive with or without Good Reason, subject, however, to the provisions of Section 20 below.

(ii) If Executive's employment with the Company is terminated during the Period of Employment with Cause.

(iii) If Executive resigns, retires or otherwise voluntarily terminates employment with the Company during the Period of Employment without Good Reason.

(b)    Termination with Compensation. If Executive's employment is terminated for any of the following reasons, Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as follows:

(i) If, during the Period of Employment, the Company discharges Executive other than for Cause, Executive shall receive all of the benefits and payments provided in Section 5.

(ii) Executive may terminate his or her employment with the Company at any time during the Period of Employment for Good Reason ("Good Reason Termination") and shall receive all of the benefits and payments provided in Section 5.

(iii) If, during the Period of Employment, Executive either (A) retires from employment with the Company or (B) if the Company discharges Executive due to an Incapacity Discharge, in either case while Executive has cause to terminate his or her employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive shall receive all of the benefits and payments provided in Section 5.

(iv) If Executive dies while employed by the Company during the Period of Employment while having cause to terminate Executive’s employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive's beneficiary or beneficiaries named on Exhibit 2 to this Agreement (or Executive's estate if Executive has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a), 5(b) and 5(c) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive's employment with the Company.

(v) Executive may become eligible for the benefits and payments under Section 5 for termination of employment prior to a Change in Control in accordance with, and subject to, the provisions of Section 20 below.

7.    Notice of Termination. Any termination of Executive's employment by the Company or any termination by Executive as a Good Reason Termination shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a "Notice of Termination." Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

8.    Date of Termination.     "Date of Termination" shall mean:

(a)    If Executive terminates Executive's employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.

(b)    If Executive's employment is terminated with Cause, the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive's performance (if applicable).

(c)    If Executive's employment pursuant to this Agreement is terminated following absence due to physical incapacity as an Incapacity Discharge, then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period).

(d)    A termination of employment by either the Company or by Executive shall not affect any rights Executive or Executive's surviving spouse or beneficiaries may have pursuant to any other agreement or plan of the Company providing benefits to Executive, except as provided in such agreement or plan.

9.    Adjustments to Payments.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments")) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code")), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b)    All determinations required to be made under this Section 9, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by PricewaterhouseCoopers LLC (or their successors) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10.    No Obligation to Mitigate Damages, No Effect on Other Contractual Rights. Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive's employment with the Company, or otherwise. Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis, benefits, fringe benefits and perquisites otherwise receivable by Executive pursuant to Sections 5(d) or 5(e) related to life, health, disability and accident insurance plans and programs and other similar benefits, company cars, financial planning, country club memberships, and the like (but not incentive compensation, LTIP, pension plans or other similar plans and programs) shall be reduced to the extent comparable benefits are made available to Executive at Executive’s new employment and any such benefits actually received by Executive shall be reported to the Company by Executive.

The provisions of the Agreement, and any payment or benefit provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Executive's existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

11.    Successors and Binding Agreement.

(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.

(b)    This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

(c)    This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Sections 5 and 6 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

12.    Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed either by (i) United States registered mail, return receipt requested, postage prepaid, or (ii) by using a designated delivery service authorized pursuant to 26 U.S.C. § 7502(f)(2), addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.

14.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged, and this Agreement may not be terminated before the end of the Term, unless such waiver, modification, discharge or termination is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.

15.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

17.    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

18.    Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section 18 the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

19.    Legal Fees and Expenses. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive to successfully (in whole or in part and whether by modification of the Company's position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To this end, the Company irrevocably waives its right to object to any application for fees made by Executive pursuant to N.C. Gen. Stat. § 95.22(e), and agrees that Executive shall be entitled to such award from the court. Notwithstanding the provisions of this Section 19 to the contrary, in no event shall any payments made to Executive under this Section 19 be made for expenses incurred by Executive following the end of the second calendar year following the calendar year in which Executive’s Date of Termination occurs, provided that the period during which reimbursement for such expenses may be made may extend to the end of the third calendar year in which Executive’s Date of Termination occurs.

20.    Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on Executive's part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination or purported termination of Executive's employment by the Company without Cause, or termination of Executive's employment by Executive under circumstances that would constitute Good Reason had a Change in Control occurred, in either case following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall be deemed to be a termination of Executive's employment after a Change in Control for purposes of (i) this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the day prior to such termination and (ii) the Company's Equity Compensation Plan as if the Change in Control had occurred on the day prior to such termination.

21.    Right of Setoff. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive's designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.

22.    Rights to Other Benefits. The existence of the Agreement and Executive's rights hereunder shall be in addition to, and not in lieu of, Executive's rights under any other of the Company's compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.

23.    Prior Agreements. This Agreement supersedes and replaces any and all prior agreements and understandings between the Company and the Executive with respect to the subject matter hereof. Any such prior agreements and understandings are no longer in force or effect. Provided, however, that nothing in this Agreement shall affect the enforceability of any noncompetition, nonsolicitation, confidentiality or similar agreement executed by Executive, which agreements shall remain in full force and effect.

24.    Compliance with Section 409A of the Internal Revenue Code. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Compensation otherwise payable upon Executive’s termination of employment shall be paid only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ENPRO INDUSTRIES, INC.

By:
Name: /s/ Robert S. McLean
Title: Vice President, General Counsel and Secretary

/s/ Todd L. Anderson
Todd L. Anderson

EXHIBIT 1

A.    If as of Executive's Date of Termination Executive's years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive's Payment Period is at least 5, then

1.    If as of Executive's Date of Termination Executive's age plus the length of Executive's Payment Period is at least 65, Executive's retirement benefit under Section 5(e) will be calculated as a "normal retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period; and

2.    If as of Executive's Date of Termination Executive's age plus the length of Executive's Payment Period is at least 55 but less than 65, Executive's retirement benefit under Section 5(e) will be calculated as an "early retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for early retirement, calculated to Executive's actual age plus the length of Executive's Payment Period, at Executive's Date of Termination.

B.    If as of Executive's Date of Termination the sum of Executive's years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive's Payment Period is less than 5, or Executive's age plus the length of Executive's Payment Period is less than 55, Executive's retirement benefit under Section 5(e) will be calculated as a "deferred vested pension" to which Executive would have been entitled under the terms of the retirement plans in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to Executive's actual age at Executive's Date of Termination plus the length of Executive's Payment Period.

C.    For purposes of Section 5(e), "actuarial equivalent" shall be determined using the same methods and assumptions as those utilized under the Company's retirement plans and programs immediately prior to the Change in Control.

EXHIBIT 2
BENEFICIARY DESIGNATION

I hereby designate the following person(s) as a beneficiary for the purposes of Section 6(b)(iv) to the extent of the percentage interest listed next to their name:

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NAME PERCENTAGE INTEREST
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TOTAL (CANNOT EXCEED 100%)
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